EXHIBIT 99.5

MONSANTO COMPANY AND SUBSIDIARIES
UPDATED HISTORICAL PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
(Dollars in millions, except per share amounts)
Unaudited

	Three	Three	Three	Three	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	Nov 30,	Feb 28,	May 31,	Aug 31,	Aug. 31,
	2002	2003	2003	2003	2003
Net Sales	$846	$1,293	$1,468	$1,303	$4,910
Cost of Goods Sold(1)	496	654	742	716	2,608

Gross Profit	350	639	726	587	2,302
Operating Expenses:
Selling, general and administrative expenses	217	241	299	278	1,035
Bad-debt expense	20	14	5	33	72
Research and development expenses	116	127	117	124	484
Restructuring charges (reversals) — net	8	31	—	(5)	34

Total Operating Expenses	361	413	421	430	1,625
Income (Loss) From Operations	(11)	226	305	157	677
Interest Expense	(22)	(22)	(21)	(22)	(87)
Interest Income	7	3	3	5	18
PCB Litigation Settlement Expense	—	—	—	(396)	(396)
Other Income (Expense) — Net	1	(20)	(21)	(35)	(75)

Income (Loss) From Continuing Operations Before Income Taxes	(25)	187	266	(291)	137
Income Tax Expense (Benefit)	(8)	72	87	(109)	42

Income (Loss) From Continuing Operations	(17)	115	179	(182)	95
Discontinued Operations:
Loss from operations of discontinued businesses	(2)	(5)	(8)	(8)	(23)
Income tax benefit	(1)	(2)	(3)	(2)	(8)

Loss on Discontinued Operations	(1)	(3)	(5)	(6)	(15)

Income (Loss) Before Cumulative Effect of Accounting Change	(18)	112	174	(188)	80
Cumulative Effect of a Change in Accounting Principle — Net of Tax Benefit of $7	—	(12)	—	—	(12)

Net Income (Loss)	$(18)	$100	$174	$(188)	$68

Basic Earnings (Loss) per Share:
Income (loss) from continuing operations	$(0.07)	$0.44	$0.69	$(0.70)	$0.36
Loss on discontinued operations	—	(0.01)	(0.02)	(0.02)	(0.05)
Cumulative effect of a change in accounting principle	—	(0.05)	—	—	(0.05)

Net Income (Loss)	$(0.07)	$0.38	$0.67	$(0.72)	$0.26

Diluted Earnings (Loss) per Share:
Income (loss) from continuing operations	$(0.07)	$0.44	$0.68	$(0.70)	$0.36
Loss on discontinued operations	—	(0.01)	(0.02)	(0.02)	(0.05)
Cumulative effect of a change in accounting principle	—	(0.05)	—	—	(0.05)

Net Income (Loss)	$(0.07)	$0.38	$0.66	$(0.72)	$0.26

Weighted Average Shares Outstanding:
Basic	261.4	261.4	261.4	262.1	261.6
Diluted	261.4	261.4	261.7	262.1	261.8

(1) There were $6 million and $4 million in restructuring charges recorded in cost of goods sold for the quarters ended Nov. 30, 2002, and Feb. 28, 2003, respectively. There were $3 million in restructuring reversals recorded in the three months ended Aug. 31, 2003.